News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2022 FIRST QUARTER RESULTS
Net Sales +5%; Organic Sales +4%;
Diluted EPS and Core EPS $1.61, each -1%
MAINTAINS FISCAL YEAR 2022 GUIDANCE

CINCINNATI, October 19, 2021 - The Procter & Gamble Company (NYSE:PG) reported first quarter fiscal year 2022 net sales of $20.3 billion, an increase of five percent versus the prior year. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased four percent. Diluted net earnings per share were $1.61, a decrease of one percent versus prior year EPS.
Operating cash flow was $4.6 billion for the quarter. Adjusted free cash flow productivity was 92%. The Company returned nearly $5 billion of cash to shareholders via $2 billion of dividend payments and nearly $3 billion of common stock repurchases.

$ billions, except EPS
First Quarter
GAAP	2022	2021	% Change	Non-GAAP*	2022	2021	% Change
Net Sales	20.3	19.3	5%	Organic Sales	n/a	n/a	4%
Diluted EPS	1.61	1.63	(1)%	Core EPS	1.61	1.63	(1)%
*Please refer to Exhibit 1 - Non-GAAP Measures for the definition and reconciliation of these measures to the related GAAP measures.
“We delivered solid results in our first quarter of fiscal 2022 in a challenging cost and operating environment,” said David Taylor, Chairman, President and Chief Executive Officer. “These results keep us on track to deliver our top-line, bottom-line and cash targets for the fiscal year. We remain focused on executing our strategies of superiority, productivity, constructive disruption and continually improving P&G’s organization structure and culture. These strategies enabled us to build strong momentum before the COVID crisis and accelerate progress as we navigate through the crisis, and they remain the right strategies to deliver balanced growth and value creation.”

July - September Quarter Discussion
Net sales in the first quarter of fiscal year 2022 were $20.3 billion, an increase of five percent versus the prior year. Favorable foreign exchange had a positive impact of one percentage point on sales for the quarter. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased four percent driven by a two percent increase in volume, a one percent increase in pricing and a positive mix impact of one percent. The volume increase was driven by strong consumer demand for superior products and innovation, partially offset by a high base period in some markets due to rebuilding of inventories by retailers. Positive mix was driven by the disproportionate volume growth of the North America region, the Health Care business and premium products, all of which have higher than company average selling prices.

July - September 2021	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	—%	3%	2%	—%	—%	5%	—%	2%
Grooming	1%	1%	2%	2%	(1)%	5%	1%	4%
Health Care	3%	1%	1%	3%	—%	8%	3%	7%
Fabric & Home Care	2%	1%	2%	1%	(1)%	5%	2%	5%
Baby, Feminine & Family Care	1%	1%	(1)%	2%	—%	3%	1%	2%
Total P&G	2%	1%	1%	1%	—%	5%	2%	4%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

•Beauty segment organic sales increased two percent versus year ago. Hair Care organic sales increased low single digits due to pricing and favorable mix from premium innovation in treatments and conditioners. Skin and Personal Care organic sales increased low single digits primarily driven by pricing and higher volumes, partially offset by negative geographic mix.
•Grooming segment organic sales increased four percent versus year ago. Shave Care organic sales increased mid-single digits due to pricing and positive mix from premium innovation. Appliances organic sales decreased mid-single digits. Positive mix was more than offset by a volume decline versus a base period which benefited from increased consumption due to COVID.
•Health Care segment organic sales increased seven percent versus year ago. Oral Care organic sales increased low single digits due to positive geographic and premium product mix, partially offset by a slight decline in shipment volumes. Personal Health Care organic sales increased double digits primarily due to market recovery of respiratory products, innovation and pricing in some markets.
•Fabric and Home Care segment organic sales increased five percent versus year ago. Fabric Care organic sales increased high single digits driven by innovation, pricing and mix. Positive mix was driven by disproportionate growth in North America and premium product forms. Home Care organic sales increased low single digits primarily due to pricing, partially offset by a base period that benefited from pandemic-related consumption increases in North America.
•Baby, Feminine and Family Care segment organic sales increased two percent versus year ago. Baby Care organic sales increased mid-single digits due to positive mix from the disproportionate growth of premium pants and taped diapers, pricing and innovation-driven volume growth. Feminine Care organic sales increased mid-single digits primarily driven by innovation, pricing and mix. Positive mix was driven by disproportionate growth in North America and premium products. Family Care organic sales decreased mid-single digits. Higher volumes were more than offset by increased promotional spending versus a base with historically low promotional activity and unfavorable mix due to larger pack sizes.

Diluted net earnings per share were $1.61 for the quarter, a one percent decrease versus the prior year due to a decrease in net earnings partially offset by a reduction in shares outstanding. Currency-neutral net EPS decreased three percent versus the prior year. Net earnings declined as the increase in net sales was more than offset by a reduction in operating margin due to higher commodity and freight costs as anticipated.

Gross margin for the quarter decreased 370 basis points versus year ago, 390 basis points on a currency-neutral basis. The decrease in gross margin was driven by 350 basis points of commodity cost increases, 80 basis points of unfavorable mix (primarily due to product and pack-size mix), 50 basis points of higher transportation costs and 60 basis points of product and packaging investments and other impacts. These decreases were partially offset by 100 basis points of gross manufacturing productivity savings (50 basis points net of higher transportation costs) and 50 basis points of pricing benefits.

Selling, general and administrative expense (SG&A) as a percentage of net sales decreased 100 basis points versus the prior year, 110 basis points on a currency-neutral basis. The decrease was driven by 100 basis points of cost leverage benefit from increased sales, 80 basis points of savings from overhead and marketing expenses and 40 basis points from a gain on the sale of real estate, partially offset by 90 basis points of marketing investments and 20 basis points of wage inflation net of other impacts.

Operating margin for the quarter decreased 260 basis points versus the prior year, 270 basis points on a currency-neutral basis. Operating margin included productivity cost savings of 180 basis points (130 basis points net of higher transportation costs).

Fiscal Year 2022 Guidance
P&G continues to expect fiscal year 2022 all-in sales growth in the range of two to four percent versus the prior fiscal year. Foreign exchange is now expected to be neutral to all-in sales growth. The Company also maintained its outlook for organic sales growth in the range of two to four percent.

P&G expects fiscal 2022 GAAP diluted net earnings per share growth in the range of six to nine percent versus fiscal 2021 GAAP EPS of $5.50. Core earnings per share growth for fiscal 2022 is expected to be in the range of three to six percent versus fiscal 2021 core EPS of $5.66.

The Company said its current outlook estimates headwinds of $2.1 billion after-tax from higher commodity costs and an additional $200 million after-tax from higher freight costs. Foreign exchange is now expected to be approximately neutral to fiscal 2022 after-tax earnings. The approximately $2.3 billion after-tax combined impact of commodity and freight costs represents a $0.90 per share headwind to fiscal year 2022 EPS.

The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures without unreasonable efforts because the Company cannot predict the timing and amounts of discrete cash items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.

P&G continues to estimate a core effective tax rate in the range of 18% to 19% in fiscal 2022.

Capital spending is estimated to be in the range of 4% to 5% of fiscal 2022 net sales.

P&G maintained its outlook for adjusted free cash flow productivity of 90% and expects to pay over $8 billion in dividends and repurchase $7 billion to $9 billion of common shares in fiscal 2022.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or to our banking partners or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, acts of war or terrorism or disease outbreaks; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits, evolving digital marketing and selling platform requirements and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy, packaging content, supply chain practices or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information and operational technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, intellectual property, labor and employment, antitrust, privacy and data protection, tax, environmental, due diligence, risk oversight and accounting and financial reporting) and to resolve new and pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; and (17) the ability to successfully manage the demand, supply and operational challenges associated with a disease outbreak, including epidemics, pandemics or similar widespread public health concerns (including the COVID-19 outbreak). For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K/A, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at http://www.pg.com/news.
#    #    #
P&G Media Contacts:
Erica Noble, 513.271.1793
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

Category: PG-IR

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information
	Three Months Ended September 30
	2021	2020	% Chg
NET SALES	$20,338	$19,318	5%
Cost of products sold	10,365	9,142	13%
GROSS PROFIT	9,973	10,176	(2)%
Selling, general and administrative expense	4,950	4,895	1%
OPERATING INCOME	5,023	5,281	(5)%
Interest expense	(109)	(136)	(20)%
Interest income	11	10	10%
Other non-operating income, net	110	142	(23)%
EARNINGS BEFORE INCOME TAXES	5,035	5,297	(5)%
Income taxes	909	989	(8)%
NET EARNINGS	4,126	4,308	(4)%
Less: Net earnings attributable to noncontrolling interests	14	31	(55)%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$4,112	$4,277	(4)%

EFFECTIVE TAX RATE	18.1%	18.7%

NET EARNINGS PER SHARE (1)
Basic	$1.66	$1.69	(2)%
Diluted	$1.61	$1.63	(1)%

DIVIDENDS PER COMMON SHARE	$0.8698	$0.7907
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,558.9	2,625.3

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross profit	49.0%	52.7%	(370)
Selling, general and administrative expense	24.3%	25.3%	(100)
Operating income	24.7%	27.3%	(260)
Earnings before income taxes	24.8%	27.4%	(260)
Net earnings	20.3%	22.3%	(200)
Net earnings attributable to Procter & Gamble	20.2%	22.1%	(190)
(1)Basic net earnings per share and Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions) Consolidated Earnings Information
	Three Months Ended September 30, 2021
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings	% Change Versus Year Ago
Beauty	$3,964	5%	$1,242	1%	$991	2%
Grooming	1,687	5%	518	22%	417	17%
Health Care	2,676	8%	695	2%	529	1%
Fabric & Home Care	7,009	5%	1,546	(11)%	1,191	(12)%
Baby, Feminine & Family Care	4,864	3%	1,075	(18)%	826	(18)%
Corporate	138	N/A	(41)	N/A	172	N/A
Total Company	$20,338	5%	$5,035	(5)%	$4,126	(4)%

	Three Months Ended September 30, 2021
Net Sales Drivers (1)	Volume	Organic Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales
Beauty	—%	—%	3%	2%	—%	—%	5%
Grooming	1%	1%	1%	2%	2%	(1)%	5%
Health Care	3%	3%	1%	1%	3%	—%	8%
Fabric & Home Care	2%	2%	1%	2%	1%	(1)%	5%
Baby, Feminine & Family Care	1%	1%	1%	(1)%	2%	—%	3%
Total Company	2%	2%	1%	1%	1%	—%	5%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Three Months Ended September 30
Amounts in millions	2021	2020
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$10,288	$16,181
OPERATING ACTIVITIES
Net earnings	4,126	4,308
Depreciation and amortization	711	671
Share-based compensation expense	116	89
Deferred income taxes	57	193
Gain on sale of assets	(73)	(12)
Changes in:
Accounts receivable	(1,012)	(825)
Inventories	(409)	(137)
Accounts payable, accrued and other liabilities	1,261	442
Other operating assets and liabilities	(178)	(30)
Other	44	40
TOTAL OPERATING ACTIVITIES	4,643	4,739
INVESTING ACTIVITIES
Capital expenditures	(1,091)	(850)
Proceeds from asset sales	85	21
TOTAL INVESTING ACTIVITIES	(1,006)	(829)
FINANCING ACTIVITIES
Dividends to shareholders	(2,182)	(2,030)
Increases/(reductions) in short-term debt	882	(3,568)
Reductions to long-term debt	(26)	(25)
Treasury stock purchases	(2,750)	(2,000)
Impact of stock options and other	648	893
TOTAL FINANCING ACTIVITIES	(3,428)	(6,730)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(127)	31
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	82	(2,789)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$10,370	$13,392

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	September 30, 2021	June 30, 2021
Cash and cash equivalents	$10,370	$10,288
Accounts receivable	5,662	4,725
Inventories	6,307	5,983
Prepaid expenses and other current assets	1,997	2,095
TOTAL CURRENT ASSETS	24,336	23,091
Property, plant and equipment, net	21,392	21,686
Goodwill	40,493	40,924
Trademarks and other intangible assets, net	23,504	23,642
Other noncurrent assets	9,944	9,964
TOTAL ASSETS	$119,669	$119,307

Accounts payable	$14,223	$13,720
Accrued and other liabilities	10,377	10,523
Debt due within one year	11,989	8,889
TOTAL CURRENT LIABILITIES	36,589	33,132
Long-term debt	20,558	23,099
Deferred income taxes	6,323	6,153
Other noncurrent liabilities	9,791	10,269
TOTAL LIABILITIES	73,261	72,653
TOTAL SHAREHOLDERS' EQUITY	46,408	46,654
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$119,669	$119,307

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's October 19, 2021 earnings release and the reconciliation to the most closely related GAAP measures. Management believes that these non-GAAP measures provide useful perspective on underlying business trends and provide a supplemental measure of period-to-period financial results. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance. Management uses these non-GAAP measures in making operating decisions, allocating financial resources and for business strategy purposes. Certain of these measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures because the Company cannot predict the timing and amounts of discrete items such as acquisition and divestitures, which could significantly impact GAAP results.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
Early debt extinguishment charges: In the three months ended December 31, 2020, the Company recorded after tax charges of $427 million ($512 million before tax) due to early extinguishment of certain long-term debt. These charges represent the difference between the reacquisition price and the par value of the debt extinguished.
We do not view the above item to be part of our sustainable results and its exclusion from Core earnings measures provides a more comparable measure of year-on-year results. This item is also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing achievement of management goals for at-risk compensation.

Currency-neutral operating profit margin: Currency-neutral operating profit margin is a measure of the Company's operating margin excluding the incremental current year impact of foreign exchange. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Currency-neutral gross margin: Currency-neutral gross margin is a measure of the Company's gross margin excluding the incremental current year impact of foreign exchange. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Currency-neutral selling, general and administrative (SG&A) expense as a percentage of net sales: SG&A expense as a percentage of net sales is a measure of the Company's selling, general and administrative expenses excluding the incremental current year impact of foreign exchange. Management believes this non-GAAP measure provides a supplemental perspective to the Company's operating efficiency over time.
Currency-neutral EPS: Currency-neutral EPS is a measure of the Company's EPS excluding the incremental current year impact of foreign exchange. Management views this non-GAAP measures as a useful supplemental measure of Company performance over time.
Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding payments for the transitional tax resulting from the U.S. Tax Act (the Company incurred a transitional tax liability of approximately $3.8 billion in fiscal 2018 from the U.S. Tax Act of 2017, which is payable over a period of 8 years). Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings. Management views adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation. The Company's long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020
	AS REPORTED (GAAP)	AS REPORTED (GAAP)
COST OF PRODUCTS SOLD	$10,365	$9,142
GROSS PROFIT	9,973	10,176
GROSS MARGIN	49.0%	52.7%
CURRENCY IMPACT TO GROSS MARGIN	(0.2)%
CURRENCY-NEUTRAL GROSS MARGIN	48.8%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	4,950	4,895
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	24.3%	25.3%
CURRENCY IMPACT TO SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	(0.1)%
CURRENCY-NEUTRAL SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	24.2%
OPERATING INCOME	5,023	5,281
OPERATING PROFIT MARGIN	24.7%	27.3%
CURRENCY IMPACT TO OPERATING MARGIN	(0.1)%
CURRENCY-NEUTRAL OPERATING MARGIN	24.6%
NET EARNINGS ATTRIBUTABLE TO P&G	4,112	4,277

DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.61	$1.63
CURRENCY IMPACT TO EARNINGS	$(0.03)
CURRENCY-NEUTRAL EPS	$1.58
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,558.9	2,625.3
COMMON SHARES OUTSTANDING - SEPTEMBER 30, 2021	2,419.9
(1) Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO (1)
GROSS MARGIN	(370)	BPS
SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	(100)	BPS
OPERATING PROFIT MARGIN	(260)	BPS
EPS	(1)%
CURRENCY-NEUTRAL EPS	(3)%

Organic sales growth:

July - September 2021	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	5%	(3)%	—%	2%
Grooming	5%	(1)%	—%	4%
Health Care	8%	(1)%	—%	7%
Fabric & Home Care	5%	(1)%	1%	5%
Baby, Feminine & Family Care	3%	(1)%	—%	2%
Total P&G	5%	(1)%	—%	4%
(1)Acquisitions/Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.

Total P&G	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2022 (Estimate)	+2% to +4%	-	+2% to +4%
(1)Acquisitions/Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.
Core EPS growth:

Total P&G	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2022 (Estimate)	+6% to +9%	(3)%	+3% to +6%
(1)Includes net impact of prior year early debt extinguishment charges.
Adjusted free cash flow (dollar amounts in millions):

Three Months Ended September 30, 2021
Operating Cash Flow	Capital Spending	U.S. Tax Act Payments	Adjusted Free Cash Flow
$4,643	$(1,091)	$225	$3,777
Adjusted free cash flow productivity (dollar amounts in millions):

Three Months Ended September 30, 2021
Adjusted Free Cash Flow	Net Earnings	Adjusted Free Cash Flow Productivity
$3,777	$4,126	92%